CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made effective the 4th day of December, 2007.

BETWEEN:

ViRexx Medical Corp.

a body corporate with registered office in the
City of Edmonton, in the Province of Alberta
(hereinafter referred to as “ViRexx”),

OF THE FIRST PART

- and -

Dr. Joseph G. Zendegui

of the City of North Vancouver in the Province of British Columbia
(hereinafter referred to as “Dr. Zendegui”)

OF THE SECOND PART

WHEREAS ViRexx carries on the business of a biopharmaceutical company focused on developing and commercializing immunal therapeutic products and products for the treatment of selected solid tumors and fibroids (hereinafter called the “Business”), and is developing particular products, specifically, OvaRex MAb, Occlusin 50 Injection and Occlusin 500 AED (the ”ViRexx Products”)

AND WHEREAS ViRexx and Dr. Zendegui (hereinafter sometimes referred to as the “Parties” or singularly as a “Party”) acknowledge mutual benefit in entering into this consulting agreement (hereinafter called the “Agreement”);

NOW THEREFORE in consideration of the mutual covenants and promises herein contained, the Parties hereto agree as follows:

ARTICLE 1 - SCOPE OF CONTRACT

1.1	ViRexx hereby contracts with Dr. Zendegui in the capacity of independent consultant to ViRexx.

1.2           Dr. Zendegui hereby accepts such position.

1.3           Dr. Zendegui’s title, in his capacity as consultant to ViRexx, shall be Vice President Business Development (“VPBD”).

1.4 Dr. Zendegui shall serve ViRexx and shall perform on behalf of ViRexx such reasonable duties consistent with the position of VPBD as required and/or authorized by ViRexx and without restricting the generality of the foregoing shall include:

(a)
discharging those duties and responsibilities set out in the Consultant Services & Obligations attached as Schedule “A” hereto, which may be amended from time to time by ViRexx, so long as those amended duties and responsibilities are consistent with the duties of a VPBD and agreed to by Dr Zendegui; and

(b)	using his best efforts to promote the interests and goodwill of ViRexx.

1.5      Dr. Zendegui shall report to the Chief Executive Officer of ViRexx (“CEO”).  Dr. Zendegui shall report fully on all matters arising from his duties and responsibilities as VPBD and advise, to the best of his ability, and in accordance with reasonable business standards, on business matters that may arise from time to time during the term of this Agreement.

1.6      During the term of this Agreement, Dr. Zendegui shall not provide any services to any other biopharmaceutical business that is developing products that compete directly with ViRexx Products, or enter into any contracts requiring the use of his associations with persons relating to the Business, his abilities or any other matter relating to his knowledge and reputation, insofar as it relates to any activity or undertaking which is in direct competition with the ViRexx Products without the express prior written consent of ViRexx.

1.7           Dr. Zendegui shall work from the head office of ViRexx in Edmonton and also when appropriate from his home in Vancouver, British Columbia.

ARTICLE 2 - EFFECTIVE DATE AND TERM OF ASSOCIATION

2.1       This Agreement shall be effective on the date both parties sign the Agreement and duties of the Consultant shall commence on December 4, 2007 (the “Effective Date”), and shall continue unless terminated in accordance with the provisions of Article 8 hereof.

ARTICLE 3 - SERVICE

3.1           During the term of his association with ViRexx, Dr. Zendegui shall devote such time and effort as is necessary to carry out his duties herein and shall well and faithfully serve ViRexx and shall not, without the consent in writing of ViRexx engage in any activities which shall hinder or interfere with or conflict with his duties hereunder.

ARTICLE 4 - POLICY, PRACTICE, AND PROCEDURE

4.1           Dr. Zendegui shall comply with and carry out all reasonable directions given to him, as VPBD, by the CEO and work closely and co-ordinate the performance of his duties and responsibilities with the CEO.  Dr. Zendegui will carry out his duties and responsibilities to ViRexx faithfully and diligently and will cause the business activities of ViRexx that are committed to his direction or control to be conducted reasonably and in accordance with the policies and procedures of ViRexx applicable from time to time, including those policies and procedures set out by ViRexx’s Board of Directors.

ARTICLE 5 - COMPENSATION

5.1	The compensation payable to Dr. Zendegui for his service hereunder shall be as follows:

(a)	$12,000.00 on the date of signing this Agreement and on the first day of each month during the term of this Agreement; and

(b)	$800.00 per day for every day exceeding 10 days of service in any month for which he provides the services as VPBD as provided for hereunder, during the term of this Agreement.

For greater clarification, the amount described in 5.1(a) is intended to pay for 10 full days of service by Dr. Zendegui pursuant hereto.

ARTICLE 6 - REIMBURSEMENT OF EXPENSES

6.1           Dr. Zendegui shall be reimbursed for all reasonable expenses incurred by him in the course of carrying out his duties as VPBD as approved by the CEO.

ARTICLE 7 - CONFIDENTIALITY OBLIGATIONS

7.1           Dr. Zendegui shall not, either during the term of his association with ViRexx or anytime thereafter, disclose or cause to be disclosed, to any person or entity whatsoever, unless required by law, any secrets or Confidential Information (as defined in the Confidentiality Agreement attached as Schedule “B” hereto), concerning the business affairs or financial performance or position of ViRexx, or any entity with which ViRexx is, or may hereafter, become affiliated.  The parties herein agree that concurrent with their execution of this Agreement, they shall enter into and execute the Confidentiality Agreement in the form attached as Schedule “B” hereto.

ARTICLE 8 - TERMINATION OF THIS AGREEMENT

8.1           Either party may terminate this Agreement without cause on providing the other party with one (1) month’s written notice.

ARTICLE 9- NON-COMPETITION AND NON-SOLICITATION

9.1           Dr. Zendegui understands that he occupies a position of high fiduciary trust and confidence within ViRexx and will acquire skills, experience and knowledge relating to ViRexx, the Business and the customers, clients, suppliers, sub-contractors, competitors and services of ViRexx.  It is the express intent and agreement of Dr. Zendegui that such knowledge and experience shall be used in the furtherance, or for the benefit, of the operations of ViRexx.

9.2           Dr. Zendegui further agrees and acknowledges that he shall not, for a period of twelve (12) months following the termination or expiry of this Agreement, directly or indirectly, either as employer, consultant, agent, principal, partner, co-venturer, shareholder, proprietor, investor, financier, employee, director or in any other individual or representative capacity whatsoever, solicit, induce, encourage or facilitate any employees, consultants, suppliers or sub-contractors of ViRexx or any of their respective affiliates to leave the employment of, or the consulting, supply or sub-contractor relationship with, ViRexx or any of their respective affiliates.

9.3           Dr. Zendegui acknowledges and agrees that the covenants contained in this Agreement are reasonably required to protect the interests of ViRexx and their affiliates, and do not materially impact, or affect, Dr. Zendegui’s ability to obtain an alternate consulting position or employment.  Dr. Zendegui hereby irrevocably waives (and irrevocably agrees not to raise) as a defence any issue of reasonableness in any proceeding to enforce Article 11 of this Agreement, the intent of the parties hereto to provide for the legitimate and reasonable protection of ViRexx by providing, without limitation, for the broadest scope, the longest duration and the broadest territory allowable by law.

9.4           The parties further agree that in the event that any portion of the covenant contained in this Article, or its application to any circumstance, shall be held to be invalid or unenforceable to any extent, the remainder of the covenant or its application to any circumstances, other than that to which it has been held to be invalid or unenforceable, shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law, it being the intent of this provision that if any of the foregoing covenant is found to be unreasonable to any extent by a Court of competent jurisdiction adjudicating upon the validity of this covenant, whether as to the scope of the restriction, the area of restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such Court, or a subsequent Court of competent jurisdiction requested to make such a declaration.

ARTICLE 10 - RETURN OF MATERIALS

10.1           Dr. Zendegui acknowledges that all items of any and every nature or kind created or used by him pursuant to the relationship between ViRexx and Dr. Zendegui created under this Agreement, or furnished by ViRexx to Dr. Zendegui, and all equipment, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of ViRexx at all times and shall be surrendered to ViRexx, in good condition, promptly on the cessation or termination of Dr. Zendegui’s association with ViRexx irrespective of the time, manner or cause of the termination

ARTICLE 11 - LEGAL ADVICE

11.1           Dr. Zendegui hereby acknowledges, represents and warrants to ViRexx that he has had the time to review, and has reviewed, this Agreement and that he has been encouraged by ViRexx to seek independent legal advice prior to the execution and delivery of this Agreement, and in the event that he did not avail himself of that opportunity, he did so voluntarily, without any undue pressure, and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

ARTICLE 12 -NOTICES

12.1           Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if:

(a)	personally delivered to the party to whom it is intended, or if such party is a corporation, to an officer of that corporation; or

(b)	mailed by pre-paid registered mail, transmitted by facsimile, or delivered, to the address or facsimile number of the party to whom it is intended as follows:

if to ViRexx, then:

ViRexx Medical Corp.
8223 Roper Road
Edmonton, Alberta  T6E 6S4
Attention:  President

if to Dr. Zendegui, then:

Joseph G. Zendegui, PhD
4242 Fonteyn Way
North Vancouver, BC V7R 4L4

ARTICLE 13 -ASSIGNMENT

13.1           This Agreement and the rights and obligations of Dr. Zendegui hereunder shall not be assignable by Dr. Zendegui to any other person, firm, or corporation without the express written consent of ViRexx first had and obtained, which consent may be unreasonably and arbitrarily withheld.  This Agreement may, at the discretion of ViRexx be fully assigned to any purchaser of the Business, and Dr. Zendegui acknowledges and agrees that any such assignment does not operate as a fundamental amendment to this Agreement.

ARTICLE 14 – GOVERNING LAW AND SUBMISSION TO JURISDICTION

14.1           This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, and the parties hereby submit to the jurisdiction of the Courts in the Province of Alberta.

ARTICLE 15 – UNENFORCEABLE TERMS

15.1           If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term, covenant or condition, to a Party or circumstance, other than those to which it is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant or condition of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

ARTICLE 16 – ENTIRE AGREEMENT

16.1           This Agreement and the Consultant Confidentiality Agreement annexed hereto as Schedule “B”, constitute the entire agreement between the Parties hereto relating to the subject matter hereof and supercede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether verbal or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein.

ARTICLE 17 – NO WAIVER

17.1           No consent or waiver, express or implied, by either Party to or of any breach of default by the other Party in the performance by the other Party of his or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the obligations hereunder by such Party hereunder.  Failure on the part of either Party to complain of any act or failure to act of the other Party, or to declare the other Party in default, regardless of how long such failure continues, shall not constitute a waiver by such Party of his or its rights hereunder.

ARTICLE 18 – HEADINGS

18.1           The headings in this Agreement have been inserted for reference and as a matter of convenience only, and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision herein.

ARTICLE 19 – SINGULAR, PLURAL AND GENDER

19.1           Whenever the singular, plural, masculine or feminine is used throughout this Agreement, the same shall be construed as meaning the plural, singular, masculine, feminine, neuter, body politic or body corporate, where the fact or context so requires.

ARTICLE 20 – ENUREMENT

20.1           This Agreement shall enure to the benefit of and be binding on the Parties hereto and their respective heirs, executors, administrators and other legal representatives, successors and permitted assigns.

ARTICLE 21 – MODIFICATION OF AGREEMENT

21.1           Any modification to this Agreement must be in writing and signed by the Parties herein or it shall have no effect and shall be void.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the day and year first above written.

VIREXX MEDICAL CORP.
Per:	/s/Darrell Elliott

SIGNED, SEALED AND DELIVERED in the presence of:	)
)
)
/s/E. Horwitz	)	/s/Joseph G. Zendegui
WITNESS	)	DR. JOSEPH G. ZENDEGUI

SCHEDULE “A”

CONSULTANT SERVICES & OBLIGATIONS

DRAFT JOB SPECIFICATIONS FOR VIREXX

Position:                                Vice President  Business Development  (“VPBD”)

Reports to:                                           Chief Executive Officer (“CEO”)

Responsibilities:

As a member of the Executive team of ViRexx, the VPBD will:

(a)	as directed by the CEO carry out all business development, planning and analysis required by ViRexx;

(b)	carry out and be responsible for business development matters of ViRexx including reporting to the CEO;

(c)	assist in development and implementation of communication and public relations strategies;

(d)	provide advice on identification, development and implementation of new products, new business development strategies and opportunities;

(e)
supervision and direction of designated employees as directed by the CEO in hiring, supervising, and training of such staff and administration of such personnel, including the development of personnel policies and procedures and salary administration as directed by the CEO;

(f)
provide advice and input to the CEO and Board of Directors as required and help to ensure that ViRexx's policies, procedures and programs related to its business are compatible with all aspects of effective operations concerning business development matters;

(g)	such other functions as may be necessarily related to the foregoing and such additional duties and functions as ViRexx and the CEO shall, from time to time, agree upon; and

(h)
under direction of the CEO delegate or assign duties as appropriate to staff and external experts/consultants as required provided that ViRexx shall maintain management responsibility over those to whom duties have been delegated and/or assigned.

SCHEDULE “B”

THIS AGREEMENT made effective as of the __ day of November, 2007.

BETWEEN:

VIREXX MEDICAL CORP.
a corporation with registered office in the
City of Edmonton, in the Province of Alberta

(hereinafter referred to as "ViRexx")
OF THE FIRST PART
- and -

DR. JOSEPH G. ZENDEGUI

(hereinafter referred to as the "Consultant")

OF THE SECOND PART

CONFIDENTIALITY AGREEMENT

(hereinafter referred to as the "Agreement")

WHEREAS the Consultant has entered into a Consulting Agreement (“Consulting Agreement”) dated concurrently herewith by ViRexx in a position of confidence and trust and under conditions where he has or may have access to technical, confidential and secret information regarding existing or contemplated business of ViRexx;

AND WHEREAS the Consultant recognizes that as a part of his duties, certain ideas and suggestions of interest to ViRexx, conceived or made by the Consultant while he is retained by ViRexx shall be immediately made available to and become the property of ViRexx without any further consideration;

AND WHEREAS ViRexx desires to receive from the Consultant specific covenants relating to the non-disclosure of confidential information and ownership of Intellectual Property, and the consulting contract with the Consultant is conditional on ViRexx receiving these covenants.

IN CONSIDERATION of the premises set forth and the remuneration paid by ViRexx to the Consultant, the parties agree as follows:

1.                      Definition of Confidential Information and Intellectual Property

1.1                      For purposes of this Agreement, the term "Confidential Information", shall mean all information, whether or not reduced to writing and whether or not patentable or protected by copyright, which the Consultant receives, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with the Consultant's relationship with ViRexx, and includes, but is not limited to:

(i)
information concerning bioinformatics, medinformatics and cheminformatics software, databases and services, including but not limited to, source codes, object codes, flowcharts and programs and other materials whatsoever (tangible or intangible and machine readable or human readable);

(ii)	information concerning products and services provided to the global community to bridge the gap between biology in vitro (in the test tube) and biology in silico (in the computer);

(iii)	information concerning the handling and analysis of DNA and protein sequence data;

(iv)	information concerning drug development and development processes, including but not limited to, designing optimal drug molecules for treating diseases;

(v)	information concerning pre-clinical, analytical and formulation services;

(vi)	technology developed for high throughput screening of new chemical entities or drug levels;

(vii)	discoveries relating to, and developments of, patented in-house formulations;

(viii)
information concerning research, development and commercialization of vaccines and antibodies for preventative or therapeutic use including, without restriction, those based upon peptide-synthetic carrier protection vaccine formulations for infectious disease;

(ix)
formulations, including but not limited to, the development of new formulations for existing drugs, assessments of current formulations and the development of strategies for formulations of new drug chemical entities (NCE);

(x)	information, drugs, delivery systems, devices or models under a patent, or potential or pending patent, whether or not such a patent is in fact obtained or expires;

(xi)	test results, clinical studies, clinical trial results, and all research whatsoever;

(xii)
products and devices developed, patents, discoveries, concepts, compilations and ideas of any nature whatsoever including, without limitation, the nature and results of research and development activities, the software, molecular and analytical tools to facilitate research in the fields of biology, medicine and pharmaceutical science, and processes, formulas, inventions, technology, techniques, computer programs and models, designs, drawings, and specifications;

(xiii)
production processes, marketing techniques and arrangements, marketing materials, promotions, demos and publications, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, Consultant, customer, supplier and distributor data and other materials or information relating to ViRexx's business and activities and the manner in which ViRexx does business, including but not limited to the names of drug firms, biotechnology firms, contact research organizations (CRO), generic drug manufacturers, pharmaceutical companies, pre-clinical clients, principal investigators and alliances with whom ViRexx has or may have a business relationship with,

(xiv)	any other materials or information related to, or that is or may be used in, the business, trade or activities of ViRexx which:

(a)	are not generally known to others engaged in similar business or activities;

(b)	has an economic value from not being generally known; and

(c)	is the subject of efforts that are reasonable in the circumstances to maintain its secrecy; and

(xiiv)	any financial information or information relating to the day to day business of ViRexx

1.2                      Failure to mark any of the Confidential Information as confidential, proprietary or protected shall not affect its status as part of the Confidential Information under the terms of this Agreement.

1.3                      For purposes of this Agreement, the term "Confidential Information" shall not include information which:

(i)
has been in the possession of the Consultant prior to the date of the commencement of the Consultant's employment with ViRexx including, without limitation, information pertaining to the matters set out in Section 1.1, if any;

(ii)	has been publicly available prior to coming into the possession of ViRexx; and

(iii)
becomes publicly available without a breach by the Consultant of:  i) this Agreement; ii) any other agreement between the Consultant and ViRexx; or iii) any lawful duty owed by the Consultant to ViRexx.

The information described in paragraph 1.3(i) above is hereinafter called the "Consultant Information".

1.4                      For purposes of this Agreement, the term “Intellectual Property”, shall mean all copyrights, registered and unregistered trademarks, trade names, logos, licenses, patent and patent applications, trade secrets, computer software, know-how and all other intellectual property owned by, licensed to or used by ViRexx.

2.                      Treatment of Information

2.1                      The Consultant acknowledges that in his position, or in any other position the Consultant may hold, in and as a result of the Consultant's relationship with ViRexx, the Consultant shall, or may be making use of, acquiring or adding to Confidential Information about certain matters and things which are confidential to ViRexx and which information is the exclusive property of ViRexx.

2.2                      As a material inducement for ViRexx to retain the services of the Consultant, the Consultant agrees that during his term as an Consultant with ViRexx, and for a term of five (5) years following the date of expiry or termination of the Consulting Agreement or expiry or termination of any extension or renewal thereof, the Consultant shall not, except with the prior written consent of ViRexx, which consent may be arbitrarily withheld, or except if the Consultant is acting in the course of his duties on behalf and for the benefit of ViRexx in connection with ViRexx's business practices and policies, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use for any purpose, or cause to be disclosed, divulged, revealed, reported, published, transferred or used for any purpose, the Confidential Information which has been obtained, created, learned or disclosed by, or to, the Consultant.

2.3                      Disclosure of any Confidential Information of ViRexx by the Consultant shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a governing court or other governmental body or agency within Canada; provided, however that:

(i)	the Consultant shall first provide immediate written notice to ViRexx of any possible or prospective order, or proceeding pursuant to which any order may result; and

(ii)	ViRexx shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

3.                      Ownership of ViRexx Intellectual Property and Confidential Information

3.1                      The Consultant agrees that all right, title and interest in any Confidential Information and any Intellectual Property pertaining to the business of ViRexx shall be and shall remain the exclusive property of ViRexx.

3.2                      The Consultant agrees immediately to disclose in writing to ViRexx all Confidential Information and any Intellectual Property pertaining to the business of ViRexx developed in whole or in part by the Consultant during the term of the Consultant's relationship with ViRexx and does hereby assign to ViRexx, any right, title or interest the Consultant may have in the Confidential Information or the Intellectual Property.  The Consultant agrees to execute any instruments and to do all other things reasonably requested by ViRexx, in order to vest more fully in ViRexx, all ownership rights in those items transferred by the Consultant to ViRexx.

3.3                      All notes, data, tapes, reference items, sketches, drawings, memoranda, computer information, memory, and all disks, records, inventions, technology and all intellectual property and other materials in any way relating to any of the Confidential Information or to the business of ViRexx shall belong exclusively to ViRexx and the Consultant does hereby transfer any interest he may have in it and agrees to turn it over to ViRexx including but not limited to all originals and all copies of the materials in, or that at any time whatsoever were in, the Consultant's possession, power or control, at the request of ViRexx, or in the absence of a request, on the termination of the Consultant's relationship with ViRexx, howsoever the Consultant's termination occurs, including but not limited to, the Consultant's retirement or death.

4.                      Injunctive Relief

4.1                      The Consultant understands and agrees that ViRexx shall suffer irreparable harm in the event that the Consultant breaches any of the Consultant's obligations under this Agreement and that monetary damages shall be inadequate to compensate ViRexx for the breach.  Accordingly the Consultant agrees that, in the event of a breach or threatened or potential breach by the Consultant of any of the provisions of this Agreement, ViRexx, in addition to and not in limitation of any other rights, remedies or damages available to ViRexx at law or in equity, shall be entitled to an interim injunction, interlocutory injunction, and permanent injunction, in order to prevent or to restrain any such breach by the Consultant, or by any or all of the Consultant's partners, co-venturers, ViRexx's servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with the Consultant.

5.                      Accounting for Profits and Indemnification

5.1                      The Consultant agrees that if the Consultant shall violate any of the Consultant's covenants under this Agreement, ViRexx shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which the Consultant directly or indirectly shall have realized or may realize relating to, growing out of, or in connection with any violations of this Agreement.  This remedy shall be in addition to and not in limitation of any injunctive relief at law or in equity or otherwise under this Agreement.

5.2                      The Consultant agrees to defend, hold harmless and indemnify ViRexx against and in respect of:

(i)
any and all losses and damages resulting from, relating or incident to, or arising out of any misrepresentation or breach by the Consultant of any warranty or covenant made or contained in this Agreement;

(ii)	any and all actions, suits, proceedings, claims demands, judgments, costs, and expenses (including all legal fees, on a solicitor and his own client basis), incident to the foregoing.

6.                      Severability

6.1                      In the event that any provision or part of any provision of this Agreement shall be deemed to be void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.  The Consultant agrees that the breach or alleged breach by ViRexx of:

(i)	any covenant contained in another agreement (if any) between ViRexx and the Consultant or;

(ii)	any obligation owed to the Consultant by ViRexx;

shall not affect the validity or enforceability of the covenants and agreements of the Consultant set forth in this Agreement.

7.                      No Prior Agreements

7.1                      The Consultant represents to the best of the Consultant's knowledge that the Consultant's performance of all the terms of this Agreement do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including any agreement relating to any proprietary information, knowledge or data acquired by the Consultant in confidence, trust or otherwise prior to the Consultant's employment by ViRexx) to which the Consultant is a party or by the terms of which the Consultant may be bound. The Consultant covenants and agrees that the Consultant shall not disclose to ViRexx, or induce ViRexx to use any proprietary information, knowledge or data belonging to any previous employer or others.  The Consultant further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

8.                      Consultant's Status

8.1                      Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that ViRexx shall continue to employ the Consultant.  No change of the Consultant's duties as an Consultant of ViRexx shall result in, or be deemed to be, a modification of the terms of this Agreement.

9.                      Successors

9.1                      This Agreement shall be binding on and shall enure to the benefit of ViRexx and the Consultant, and their respective heirs, personal and legal representatives, successors and assigns.  As used in this Agreement, the term "ViRexx" shall also include any corporation or entity which is a parent, subsidiary, or affiliate of ViRexx.  The Consultant consents to the enforcement of any and all provisions of this Agreement by or for the benefit of ViRexx as to any other corporation or entity regarding any of the Confidential Information.

10.                      Governing Law

10.1                      This Agreement shall at all times and in all respects be governed by the laws of the Province of Alberta and all parties hereto shall irrevocably attorn to the courts of competent jurisdiction of the Province of Alberta.

11.                      Notices

11.1                      Any notice required or permitted to be given to the Consultant shall be sufficiently given if delivered to the Consultant personally or if mailed by registered mail to the Consultant's address last known to ViRexx.

11.2                      Any notice required or permitted to be given to ViRexx shall be sufficiently given if delivered personally or faxed or if mailed by registered mail to:

8223 Roper Road
Edmonton, Alberta
T6E 6S4                                           Fax: (780) 436-0038
or at such other address as the Employer may advise the Consultant in writing.

11.3                      Any notice given by mail shall be deemed to have been given forty eight (48) hours after the time it is posted.  Any notice given by personal delivery or fax shall be deemed to have been given on the day of personal delivery or faxing.

11.4                      Either one of the parties may advise the other, in the manner aforesaid, of any change of address for the giving of notices.

12.                      Entire Agreement

12.1                       It is acknowledged that the parties are parties to an consulting agreement and that this Agreement and the consulting agreement along with any future agreement respecting options or warrants contain the entire agreements and understandings by and between ViRexx and the Consultant with respect to the subject matter, and no representations, promises, agreements or understandings, written or oral, express or implied shall be valid or binding unless the same is in writing and signed by the party intended to be bound.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement at the time or shall be deemed a valid waiver of the provision at any other time.

13.                      Assignment

13.1                      This Agreement is assignable by ViRexx without the prior consent of the Consultant.

13.2                      As this Agreement is personal in nature with respect to the Consultant, it is not assignable by the Consultant under any circumstance.

14.                      Gender

14.1                      Whenever the singular is used, it shall be deemed to extend to and include the plural.  Where one gender is used, it shall include all genders.

15.                      Headings

15.1                      The headings and other captions in this Agreement are for convenience and reference only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.

16.                      Effective Date

16.1                      This Agreement is effective as of the date and year first above mentioned and indicated herein.

IN WITNESS WHEREOF, ViRexx and the Consultant have duly executed this Agreement, where applicable by their respective corporate officers hereunto duly authorized.

VIREXX MEDICAL CORP.
	Per:	/s/ Darrell Elliott

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
	)	/s/ Joseph Zendegui
	)	DR. JOSEPH G. ZENDEGUI
/s/ S. Cabrito	) )
WITNESS	)